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                                                                    Exhibit 4.6


BANK OF AMERICA, N.A. D/B/A
NATIONSBANK,  N.A.


                      AMENDED AND RESTATED LOAN AGREEMENT


         This AMENDED AND RESTATED LOAN AGREEMENT (the "Agreement") dated as of the 4th day of November, 1999, is by and between BANK OF AMERICA, N.A. d/b/a NATIONSBANK, N.A., a national banking association, successor by merger to Barnett Bank, N.A., ("Lender") and COAST DENTAL SERVICES, INC., a Delaware corporation ("Borrower").

         WHEREAS, Borrower and Barnett Bank, N.A. ("Barnett") entered into a certain Business Loan Agreement dated August 15, 1996 in connection with a certain loan in the amount of $1,500,000.00 made by Barnett to Borrower, as modified by a certain letter agreement between Borrower and Barnett dated August 15, 1996; a certain First Amendment to Business Loan Agreement between Borrower and Barnett dated effective as of March 7, 1997; and a Second Amendment to Business Loan Agreement between Borrower and Barnett dated effective as of November 24, 1997 (collectively, the "Loan Agreement")'

         WHEREAS, Borrower has requested and Lender has agreed to modify and increase the facility referenced in the Loan Agreement, such increased facility to be evidenced by, inter alia, a certain Third Renewal and Replacement Revolving Promissory Note, dated of even date herewith, in the amount of $20,000,000.00;

         WHEREAS, Borrower and Lender desire to amend and restate the Loan Agreement in its entirety as hereinafter set forth;

         In consideration of the Loan or Loans described below and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Lender and Borrower agree as follows:

         1. DEFINITIONS AND REFERENCE TERMS. In addition to any other terms defined herein, the following terms shall have the meaning set forth with respect thereto:

            A. ACCOUNTING TERMS. All accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under generally accepted accounting principles ("GAAP"), as in effect from time to time, consistently applied, with respect to the financial statements referenced herein.

            B. BORROWER: COAST DENTAL SERVICES, INC., a Delaware corporation.

            C. BORROWER'S PLACE OF BUSINESS ADDRESS: 2502 Rocky Point Drive, Suite 1000, Tampa, Florida 33607.




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            D. CERCLA: The word "CERCLA" means the Comprehensive Environmental
Response, Compensation, and Liability Act of 1980, as now or hereafter amended.

            E. COLLATERAL. Lender shall take a blanket lien on all assets of the Borrower and Guarantors (hereinafter defined), including accounts receivable, chattel paper, inventory, equipment, general intangibles and all replacements and substitutions thereof and proceeds thereof. In addition, Lender will take a first priority security interest in the stock of all Guarantors.

            F. CONSOLIDATED FUNDED DEBT. The term "Consolidated Funded Debt" shall mean any liability or obligation for borrowed money that under GAAP is required to be shown on the balance sheet as a liability. It is agreed that Consolidated Funded Debt specifically includes, without duplication, the following:

               (i) indebtedness that is secured by any security interest on property owned or in effect owned by the Borrower (such as capitalized leases, asset securitization vehicles, conditional sales contracts and similar title retention arrangements), irrespective of whether or not the indebtedness secured thereby shall have been assumed by the Borrower;

               (ii) guaranties, endorsements (other than endorsement of negotiable instruments for collection in the ordinary course of business), and other contingent liabilities, whether direct or indirect (such as by way of a letter of credit issued for the account of the Borrower) in connection with the obligations, stock or dividends of any person;

               (iii) obligations under any contract providing for the making of loans, advances, or capital contributions to any person in order to enable such person primarily to maintain working capital, net worth, or any other balance sheet condition or to pay debts, dividends or expenses; and

               (iv) obligations under any contract which, in economic effect, is substantially equivalent to a guaranty, as determined in accordance with GAAP.

In addition, Consolidated Funded Debt shall include the redemption amount with respect to any stock of the Borrower to be redeemed within the 12-month period following the date of this Agreement that is required under GAAP to be shown as a liability on the Borrower's balance sheet. Attached as Exhibit A to this Agreement is a current schedule of Borrower's Consolidated Funded Debt which is represented by Borrower to be true and accurate in all respects.

            G. CONSOLIDATED INDEBTEDNESS. Includes, without limitation, all loans, together with all other obligations, debts and liabilities of Borrower to Lender, or any one or more of them, as well as all claims by Lender against Borrower, or any one or more of them; whether now or hereafter existing, voluntary or involuntary, due or not due, absolute or contingent, liquidated or unliquidated; whether Borrower may be liable individually or jointly with others; whether Borrower may be obligated as a guarantor, surety or otherwise; whether recovery upon such Consolidated Indebtedness may be or hereafter may become barred by any statute of




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limitations; and whether such Consolidated Indebtedness may be or hereafter may become otherwise unenforceable.

            H. CONSOLIDATED NET WORTH. Consolidated Net Worth of Borrower means the total assets less total liabilities, as determined in accordance with GAAP.

            I. EFFECTIVE DATE. The Effective Date of this Loan is November 4, 1999.

            J. EVENTS OF DEFAULT. "Events of Default" means and includes, without limitation, any of the events of default set forth below in Section 7 hereof.

            K. FOUR-QUARTER PERIOD. Four Quarter Period means a period of four full consecutive fiscal quarters of the Borrower and its subsidiaries, taken together as one accounting period.

            L. GUARANTORS. The loan shall be unconditionally and fully guaranteed by any existing or future subsidiaries of Borrower ("Guarantors"). The Guarantors' obligations to Lender shall be joint and several with Borrower and all other guarantors, if any, and shall be on such other written terms as are acceptable to Lender, including but not limited to a Guaranty Agreement executed by Guarantors within thirty (30) days from the date they are acquired or established by the Borrower.

            M. HAZARDOUS MATERIALS. Hazardous Materials include all materials defined as hazardous materials or substances under any local, state or federal environmental laws, rules or regulations, and petroleum, petroleum products, oil and asbestos.

            N. LOAN. Any loan described in Section 2 hereof and any subsequent loan which is subject to this Loan Agreement.

            O. LOAN DOCUMENT(S). Loan Document(s) means this Loan Agreement and any and all promissory notes executed by Borrower in favor of Lender and all other documents, instruments, guarantees, certificates and agreements executed and/or delivered by Borrower, any guarantor or third party in connection with any Loan.

            P. MATURITY DATE. The Maturity Date of the Loan is November 4,
2002.

            Q. SARA. The word "SARA" means the Superfund Amendments and Reauthorization Act of 1986 as now or hereafter amended.

            R. SELLER FINANCING. Seller Financing means purchase money financing in favor of a seller of an existing dental center to Borrower.




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         2. LOAN.

            A. REVOLVING LINE OF CREDIT. Subject to the terms and conditions of this Agreement, provided no Event of Default exists, Lender agrees to provide an unsecured revolving line of credit in the original principal amount of $20,000,000.00 (the "Revolving Line of Credit").

               (i) Borrower shall execute and deliver to Lender a Third Renewal and Replacement Revolving Promissory Note in the original principal sum of Twenty Million and No/100ths Dollars ($20,000,000.00) payable to the order of Lender and evidencing Borrower's obligation to repay the Revolving Line of Credit (the "Note"). The payment terms, interest rate and Maturity Date applicable to the Loan are contained in the Note.

               (ii) Advances on this Loan will be made by telephonic or written communication from a person reasonably believed by Lender to be an authorized representative of Borrower. Unless otherwise agreed by Lender, all advances will be made to a demand deposit account maintained with Lender in the name of Borrower.

               (iii) Prior to the disbursement by Lender of any advances to
            Borrower under the Revolving Line of Credit, Lender shall have determined that (a) there shall exist no Event of Default; (b) the representations and warranties contained in this Agreement shall be true and correct as of the date of such advance; (c) there shall have occurred no material adverse change in the financial condition of Borrower; and (d) the prospect of payment or performance of the Revolving Line of Credit has not been materially impaired.

            B. STANDBY LETTERS OF CREDIT. Standby Letters of Credit may be issued to the Borrower and/or the Guarantors of this Loan. However, any Standby Letters of Credit issued on behalf of a Guarantor shall require a joint application by the Borrower and the Guarantor. There shall be a sub-limit for the issuance of Standby Letters of Credit in an amount not to exceed $2,000,000.00. Such Standby Letters of Credit shall have duration of not more than 12 months. No Standby Letter of Credit shall have an expiration date (including all rights of the Borrower, Guarantor or any beneficiary named in such Letter of Credit to require renewal) or payment date occurring later than the earlier to occur of one year after the date of its issuance or the seventh business day prior to the Maturity Date of the Loan.

            C. QUARTERLY PAYMENTS. The Borrower shall pay to Lender quarterly payments, in arrears, as follows:

               (i) Unused Fee for Revolving Credit Facility. For the period beginning on the Effective Date and ending on the Maturity Date, the Borrower agrees to pay to the Lender, an unused fee charge of .15%, multiplied by the average daily amount by which the Loan exceeds the sum of (i) revolving credit outstanding; and (ii) Letter of Credit outstandings. Such fees shall be due in arrears on the last business day of each March, June, September and December commencing December, 1999 to and on the Maturity Date. Notwithstanding the foregoing, so long as Lender fails to make




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            available any portion of the Loan when requested, Lender shall not be entitled to receive payment of its fee until Lender makes available such portion.

               (ii) Letter of Credit Facility Fees. Borrower shall pay to Lender a fee on the aggregate amount available to be drawn on each outstanding letter of credit at a rate equal to the applicable margin percentage at the applicable quarter end, prorated by the number of days outstanding for each quarter. Such fees shall be due with respect to each Letter of Credit quarterly in arrears on the last day of each March, June, September and December, the first such payment to be made on the first such date occurring after the date of issuance of a Letter of Credit.

         3. CONDITIONS PRECEDENT TO EACH ADVANCE. Lender's obligation to make the initial loan advance and each subsequent loan advance under the Revolving Line of Credit Agreement shall be subject to the fulfillment to Lender's satisfaction of all of the conditions set forth in this Agreement and the related documents.

            A. LOAN DOCUMENTS. Lender shall have received, duly executed, all loan documents and any other document and instruments necessary or advisable in connection with the Loan, all of which shall be in a form and subsequent satisfactory to the Lender and it's counsel.

            B. FINANCING STATEMENTS. All financing statements, notices and other documents and instruments deemed by Lender and it's counsel to be necessary or advisable in connection with the Collateral described herein shall have been recorded or filed in all necessary places, and sent to or received by all necessary persons, as the case may be.

            C. INSURANCE. Lender shall have received casualty insurance policies on tangible personal property naming Lender as a loss payee thereunder within ten (10) days of the Effective Date; and

            D. SECURITY INTEREST. Lender shall have received Evidence satisfactory to Lender as to the validity, enforceability and priority of Lender's security interest therein, subject only to prior liens and other exceptions as may be acceptable to Lender, in it's sole discretion.

            E. OPINION OF COUNSEL. Lender shall have received a written opinion of Borrower's counsel as to the validity and enforceability of the loan documents and such other matters as Lender may reasonably require.

            F. BORROWER'S AUTHORIZATION. Borrower shall have provided, in form and substance satisfactory to Lender properly certified resolutions, duly authorizing the execution and delivery of this Agreement, the Note and Loan Documents, and such other authorizations and




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other documents and instruments as Lender or its counsel, in their sole discretion, may require.

            G. FINANCIAL INFORMATION. Lender shall have received such owner's financial or other information as it may reasonably require, including, without limitation, satisfactory review of all Service and Support Agreements (hereinafter defined) to which Borrower is a party.

            H. PAYMENT OF FEES AND EXPENSES. Borrower shall have paid to Lender all fees, charges and other expenses which are then due and payable as specified in this Agreement or any related document.

            I. REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in this Agreement and the Loan documents, and any document or certificate delivered to Lender under this Agreement, are true and correct.

            J. NO EVENT OF DEFAULT. There shall not exist at any time of any advance a condition which would constitute an Event of Default under this Agreement.

         4. REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to Lender as follows:

            A. GOOD STANDING. Borrower is a Delaware corporation, duly organized, validly existing and in good standing under the laws of Delaware and Florida and has the power and authority to own its property and to carry on its business in each jurisdiction in which Borrower does business.

            B. AUTHORITY AND COMPLIANCE. Borrower has full power and authority to execute and deliver the Loan Documents and to incur and perform the obligations provided for therein, all of which have been duly authorized by all proper and necessary action of the appropriate governing body of Borrower. No consent or approval of any public authority or other third party is required as a condition to the validity of any Loan Document, and Borrower is in material compliance with all laws and regulatory requirements to which it is subject.

            C. BINDING AGREEMENT. This Agreement and the other Loan Documents executed by Borrower constitute valid and legally binding obligations of Borrower, enforceable in accordance with their terms.

            D. LITIGATION. There is no material proceeding involving Borrower pending or, to the knowledge of Borrower, threatened before any court or governmental authority, agency or arbitration authority, except as disclosed to Lender in writing and acknowledged by Lender prior to the date of this Agreement. For purposes of this Section 4.D., a "material" proceeding or lawsuit involving Borrower shall be any proceeding or lawsuit required by GAAP to be disclosed on the Borrower's financial statements.




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            E. NO CONFLICTING AGREEMENTS. There is no charter, bylaw, stock provision, partnership agreement or other document pertaining to the organization, power or authority of Borrower and no provision of any existing agreement, mortgage, indenture or contract binding on Borrower or affecting its property, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement and the other Loan Documents.

            F. OWNERSHIP OF ASSETS. Borrower has good title to its assets, and its assets are free and clear of liens, except those liens (i) granted to Lender, or (ii) disclosed to Lender in writing prior to the date of this Agreement and accepted by Lender.

            G. TAXES. All taxes and assessments due and payable by Borrower have been paid or are being contested in good faith by appropriate proceedings and the Borrower has filed all tax returns which it is required to file.

            H. FINANCIAL STATEMENTS. The financial statements that Borrower has delivered to Lender have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved and fairly present Borrower's financial condition as of the date or dates thereof, and there has been no material adverse change in Borrower's financial condition or operations since June 30, 1999. Borrower has no material contingent obligations except as disclosed in such financial statements. All factual information furnished by Borrower to Lender in connection with this Agreement and the other Loan Documents is and will be accurate and complete on the date as of which such information is delivered to Lender and is not and will not be incomplete by the omission of any material fact necessary to make such information not misleading.

            I. ENVIRONMENTAL. The conduct of Borrower's business operations and the condition of Borrower's property does not and will not violate any federal laws, rules or ordinances for environmental protection, regulations of the Environmental Protection Agency, any applicable local or state law, rule, regulation or rule of common law or any judicial interpretation thereof relating primarily to the environment or hazardous materials.

            J. HAZARDOUS SUBSTANCES. The terms "hazardous waste," "hazardous substance," "disposal," "release," and "threatened release," as used in this Agreement, shall have the same meanings as set forth in the "CERCLA," "SARA," the Hazardous Materials Transportation Act, 49 USC ss. 1801, et seq., The Resource Conservation and Recovery Act, 42 USC ss. 6901, et seq., and other applicable state or federal laws, rules or regulations adopted pursuant to any of the foregoing (collectively, the "Environmental Laws"). Except as disclosed to and acknowledged by Lender in writing, Borrower represents and warrants that Borrower is unaware of any threatened or ongoing violation of any environmental laws which has arisen from or is otherwise related to Borrower's operations, any real property or improvements owned or operated by Borrower, or any personal property of any kind owned, leased or otherwise used by Borrower.

Borrower hereby (i) releases and waives any future claims against Lender for indemnity or contribution in the event Borrower becomes liable for cleanup or other costs under any such laws, and (ii) agrees to indemnify and hold harmless Lender against any and all claims, losses, liabilities,




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damages, penalties, and expenses which Lender may directly or indirectly sustain or suffer resulting from a breach of this Section of the Agreement or as a consequence of any use, generation, manufacture, storage, disposal, release or threatened release of a hazardous waste or substance on the properties. The provisions of this Section of the Agreement, including the obligation to indemnify, shall survive the payment of the Loans and the termination or expiration of this Agreement and shall not be effected by Lender's acquisition of any interest in any of the properties, whether by foreclosure or otherwise.

            K. YEAR 2000 COMPLIANCE. (i) Borrower has (A) begun analyzing the operations of Borrower and, if applicable, its subsidiaries and affiliates that could be adversely affected by failure to become Year 2000 compliant (that is, that computer applications, embedded microchips and other systems will be able to perform date-sensitive functions prior to and after December 31, 1999); and
(B) developed a plan for becoming Year 2000 compliant in a timely manner, the implementation of which is on schedule in all material respects. Borrower reasonably believes that it will become Year 2000 compliant for its operations and those of its subsidiaries and affiliates on a timely basis except to the extent that a failure to do so could not reasonably be expected to have a material adverse effect upon the financial condition of Borrower. (ii) Borrower is in the process of using its reasonable good faith efforts to ascertain that all of its suppliers and vendors that are material to the operations of Borrower or its subsidiaries and affiliates will be Year 2000 compliant for their own computer applications except to the extent that a failure to do so could not reasonably be expected to have a material adverse effect upon the financial condition of Borrower. Borrower shall take all steps reasonably necessary to ensure that such suppliers and vendors are Year 2000 compliant no later than December 31, 1999; (iii) Borrower will promptly notify Lender in the event Borrower determines that any computer application which is material to the operations of Borrower, its subsidiaries or any of its material vendors or suppliers will not be fully Year 2000 compliant on a timely basis, except to the extent that such failure could not reasonably be expected to have a material adverse effect upon the financial condition of Borrower.

            L. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Borrower understands and agrees that Lender, without independent investigation, is relying on the above representation and warranties in extending the Loans to Borrower. Borrower further agrees that the foregoing representations and warranties shall be continuing in nature and shall remain in full force and effect until such time as Borrower's Consolidated Indebtedness shall be paid in full, or until this Agreement shall be terminated in the manner provided herein, whichever is the last to occur.

         5. AFFIRMATIVE COVENANTS. Until full payment and performance of all obligations of Borrower under the Loan Documents, Borrower will, unless Lender consents otherwise in writing (and without limiting any requirement of any other Loan Document):

            A. FINANCIAL COVENANTS. Maintain Borrower's financial condition as follows, determined in accordance with GAAP applied on a consistent basis throughout the loan period involved except to the extent modified by the following definitions:




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               Borrower shall not:

               (i) Permit its ratio of consolidated total liabilities to Consolidated Tangible Net Worth to exceed a maximum of
                     1.00 to 1.00 at any time.

               (ii) Permit its ratio of Consolidated Funded Debt to Consolidated EBITDA to exceed a maximum of (x) 2.25 to
                     1.00 at any time exclusive of any Seller Financing and (y)
                     2.75 to 1.00 at any time inclusive of any Seller Financing. Consolidated EBITDA shall be defined as net income plus interest expense plus tax expense plus depreciation expense plus amortization expense and shall be measured on a rolling four quarter basis. Consolidated EBITDA shall exclude any nonrecurring or extraordinary cash or noncash income.

               (iii) Permit its Consolidated Fixed Charge Coverage Ratio to be
                     less than 2.50 to 1.00 at any time. This ratio shall be defined as Consolidated EBITDA shall be measured on a rolling four quarter basis less cash taxes, capital expenditures, dividends paid, the cost of share repurchases plus cash and cash equivalent on hand at the end of the applicable fiscal quarter end all divided by interest expense plus current maturity of long term debt plus current maturities of capital leases. Cash and cash equivalent on hand at the end of each fiscal quarter end shall be incorporated into the Consolidated Fixed Charge Coverage Ratio so long as the Borrower's cash balance is in excess of $2,000,000.00. At such time as the cash and cash equivalent on hand is less than $2,000,000.00 for two consecutive fiscal quarters, this shall no longer be incorporated into the Consolidated Fixed Charge Coverage Ratio Calculation. Capital Expenditures shall not include any cash outflow used for the purchase of acquiring dental practices or any operational or capital expenditures associated with funding the start-up of new dental offices. In addition, current maturities of long-term debts shall exclude any seller notes associated with the acquisition of a dental practice so long as the Borrower has cash and cash equivalent on hand at the applicable quarter end of at least $2,000,000.00 in excess of the amount of each Seller note.

            B. CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION. Maintain a system of accounting satisfactory to Lender and in accordance with GAAP applied on a consistent basis throughout the loan period involved, permit Lender's officers or authorized representatives to visit and inspect Borrower's books of account and other records at such reasonable times and as often as Lender may desire, and pay the reasonable fees and disbursements of any accountants or other agents of Lender selected by Lender for the foregoing purposes. Unless written notice of another location is given to Lender, Borrower's books and records will be located at Borrower's chief executive office set forth above. All financial statements called for below shall




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be prepared in form and content acceptable to Lender and by independent certified public accountants acceptable to Lender.

In addition, Borrower will:

               (i) Furnish quarterly to Lender, within 45 days following the end of Borrower's fiscal quarter, internally prepared, consolidated financial statements of the Borrower, including a balance sheet and income statement, the form of which may be equal to the format required by the SEC.

               (ii) Furnish to Lender, annually, within 120 days following the end of the Borrower's fiscal year, a consolidated balance sheet and income statement prepared in accordance with GAAP, on an audited basis, by an independent certified public accountant acceptable to the Lender, including statements of financial condition, income, cash flows and changes in shareholder's equity.

               (iii) All financial statements provided to Lender shall be accompanied by a Certificate of Compliance signed by a responsible officer or Borrower, which includes the Borrower's computation of all restrictive covenants defined hereunder accompanying the financial statements.

            C. INSURANCE. Keep the Collateral constantly insured for the benefit of Lender against all loss and damage in an amount not less than the full insurable value thereof, such insurance to include fire and extended coverage, as well as personal liability coverage, and Borrower covenants to promptly pay all premiums for such insurance and to obtain endorsements to all such policies showing Lender as loss payee without contribution by Lender pursuant to the New York standard or other Lender clause satisfactory to Lender, if Lender shall elect, the policies representing which shall be delivered to and held by Lender as security for the payment of the indebtedness and liability secured hereby. All sums recoverable on any such insurance policies shall be made payable to Lender by a loss payable clause satisfactory to Lender, to be attached to such policies. In the event any such insurance policy shall expire during the life hereof, Borrower agrees to procure and pay for renewal thereof, with the above requirements, replacing such expired policy, and deposit the same with Lender, if Lender shall elect, together with receipts showing payment in full of premiums therefor, ten (10) days prior to the expiration date of such policy. In case of loss, Lender is hereby authorized to adjust and settle any claim under any such policy and Lender is authorized to collect and receipt for any such insurance money and to apply the same, at Lender's option, in reduction of the indebtedness hereby secured, whether due or not, or to allow Borrower to use such insurance money, or any part thereof, in repairing the damage or restoring the Collateral without affecting the lien hereof for the full amount secured hereby.




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            D. EXISTENCE AND COMPLIANCE. Maintain its existence, good standing and qualification to do business, where required and comply with all laws, regulations and governmental requirements including, without limitation, environmental laws applicable to it or to any of its property, business operations and transactions.

            E. ADVERSE CONDITIONS OR EVENTS. Promptly advise Lender in writing of (i) any condition, event or act which comes to its attention that would or might materially adversely affect Borrower's financial condition or operations or Lender's rights under the Loan Documents, (ii) any litigation filed by or against Borrower which Borrower is required to report in its financial statements in accordance with GAAP, (iii) any event that has occurred that would constitute an Event of Default under any Loan Documents and (iv) any uninsured or partially uninsured loss through fire, theft, liability or property damage in excess of an aggregate of $100,000.00.

            F. TAXES AND OTHER OBLIGATIONS. Pay all of its taxes, assessments and other obligations, including, but not limited to taxes, costs or other expenses arising out of this transaction, as the same become due and payable, except to the extent the same are being contested in good faith by appropriate proceedings in a diligent manner.

            G. MAINTENANCE. Maintain all of its tangible property in good condition and repair and make all necessary replacements thereof, and preserve and maintain all material licenses, trademarks, privileges, permits, franchises, certificates and the like necessary for the operation of its business.

            H. ENVIRONMENTAL. Immediately advise Lender in writing of (i) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed or threatened pursuant to any applicable federal, state, or local laws, ordinances or regulations relating to any Hazardous Materials affecting Borrower's business operations; and (ii) all claims made or threatened by any third party against Borrower relating to damages, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials. Borrower shall immediately notify Lender of any remedial action taken by Borrower with respect to Borrower's business operations. Borrower will not use or permit any other party to use any Hazardous Materials at any of Borrower's places of business or at any other property owned by Borrower except such materials as are incidental to Borrower's normal course of business, maintenance and repairs and which are handled in compliance with all applicable environmental laws. Borrower agrees to permit Lender, its agents, contractors and employees to enter and inspect any of Borrower's places of business or any other property of Borrower at any reasonable times upon three (3) days prior notice for the purposes of conducting an environmental investigation and audit (including taking physical samples) to insure that Borrower is complying with this covenant and Borrower shall reimburse Lender on demand for the costs of any such environmental investigation and audit. Borrower shall provide Lender, its agents, contractors, employees and representatives with access to and copies of any and all data and documents relating to or dealing with any Hazardous Materials used, generated, manufactured, stored or disposed of by Borrower's business operations within five (5) days of the request therefore.




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            I. LOAN PROCEEDS. Use all loan proceeds solely for acquisitions of or construction of new dental centers, capital expenditures, short-term working capital and general corporate purposes.

            J. PERFORMANCE. Perform and comply with all terms, conditions and provisions set forth in this Agreement and in the related documents in a timely manner, and promptly notify Lender if Borrower learns of the occurrence of any event which constitutes an Event of Default under this Agreement or under any of the related documents.

            K. OPERATIONS. Maintain executive and management personnel with substantially the same qualifications and experience as the present executive and management personnel; provide written notice to Lender of any change in executive personnel; conduct its business affairs in a reasonable and prudent manner and in compliance with all applicable federal, state and municipal laws, ordinances, rules and regulations respecting its properties, charters, businesses and operations, including, without limitation, material compliance with the Americans with Disabilities Act and requirements of ERISA and other laws applicable to Borrower's employee benefit plans.

         6. NEGATIVE COVENANTS. Until full payment and performance of all obligations of Borrower under the Loan Documents, Borrower will not, without the prior written consent of Lender (and without limiting any requirement of any other Loan Documents):

            A. GUARANTY DEBT. Guaranty, assume or otherwise become responsible for obligations of any other person, corporation or entity, whether on an immediate or contingent basis, except for the endorsement of negotiable instruments by Borrower, if any, in the ordinary course of business.

            B. TRANSFER OF ASSETS OR CONTROL. Except as may be transacted by Borrower in the ordinary course of business, sell, convey, assign, lease, pledge or otherwise transfer any of Borrower's assets.

            C. ENCUMBRANCES. Create, assume, or permit to exist any mortgage, security deeds, pledge, lien, charge or other encumbrance on any of Borrower's Assets, except (i) in favor of Lender, or (ii) created in the ordinary course of business in an amount not exceeding $500,000.00; or (iii) Seller Financing in an amount not exceeding $3,500,000.00. The term "Assets" shall mean all of the tangible and intangible property, including, but limited to, accounts receivable, chattel paper, inventory, equipment, furniture, fixtures, leaseholds, trademarks, copyrights and patents owned by Borrower, Affiliates and Subsidiaries or hereafter acquired and all replacements and substitutions thereof and proceeds thereof.

         Notwithstanding anything contained herein, the Borrower will be permitted to incur cash outlays for the acquisition of existing dental practices or the development of new dental offices of up to $8,000,000.00 in any given fiscal quarter and up to $5,000,000.00 in any single transaction without prior Lender approval. In the event of expenditures in excess of such amount, the Borrower shall be required to obtain approval from the Lender in writing in advance and such approval by the Lender shall not be unreasonably withheld.

            D. EXTENSIONS OF CREDIT TO SUBSIDIARIES AND AFFILIATES. Loan, invest or advance funds to subsidiaries or affiliates, except that arise in the normal course of business where Borrower provides distribution, financial and general business administration services to subsidiaries and affiliates.

            E. SERVICES AND SUPPORT AGREEMENT. Terminate or materially and adversely amend or modify any existing Services and Support Agreement. New Services and Support Agreements shall be in substantially the same form as all existing agreements.

         7. EVENTS OF DEFAULT. The following (provided the same are not cured by Borrower within the applicable grace or cure period) shall be Events of Default hereunder by Borrower:

            A. Any representation or warranty made in this Agreement shall prove to be false or misleading in any material respect; or

            B. Any report, certificate (including but not limited to any certification of the correctness of the articles of incorporation or bylaws of any of the corporate entities which constitute Borrower), financial statement or other document furnished in connection with this Agreement or the loans made pursuant hereto, shall prove to be false or misleading in any material respect; or

            C. Failure to make payment of any installment of principal or interest on the Note, as and when due and payable (subject to applicable grace periods, if any); or

            D. Borrower shall otherwise fail to make any payment due to Lender under the Note, this Agreement or any of the other loan documents executed by Borrower with regard to the Loan within five (5) days of the date due; or

            E. The occurrence of a default under the Note, or any of the other Loan Documents executed by Borrower with regard to the Loan within five (5) days of the date due; or

            F. Breach of any other covenant, condition, or agreement made by Borrower pursuant to this Agreement if such breach shall continue for a period of thirty (30) days after delivery of notice thereof to Borrower or the occurrence of a default thereunder; or

            G. Should a custodian, as that term is defined in Bankruptcy Code, be appointed for or take possession of any or all of the assets of Borrower or any Guarantor or should Borrower or any Guarantor either voluntarily or involuntarily become subject to any insolvency proceeding, proceeding to dissolve Borrower or any Guarantor, proceeding to have a receiver appointed or should Borrower or any Guarantor make an assignment for the benefit of creditors, or should there be an attachment, execution, or other judicial seizure of all or any portion of Borrower's or any Guarantor's assets, and, if involuntary, is not discharged within sixty (60) days; or

            H. Dissolution or termination of the existence of Borrower; or

            I. Borrower shall be a debtor, either voluntarily or involuntarily, under (as the term debtor is defined in) Bankruptcy Code, which, if involuntary, is not discharged within sixty (60) days; or

            J. Should any uninsured judgment(s) in excess of $250,000.00 annually in the aggregate be entered against the Borrower provided that such judgment(s) are not satisfied or bonded off within thirty (30) days.

         Borrower recognizes and acknowledges that any default on any payment, or a portion thereof, due under the Note, or to be made under any other Loan Document, will result in losses and additional expenses to Lender in servicing the Consolidated Indebtedness evidenced hereby in handling delinquent payments, and losses due to Lender's loss of the use of funds not timely received, and in frustration of Lender's ability to meet its other loan commitments. Borrower further acknowledges that in the event of any such default, Lender would be entitled to damages for the detriment approximately caused thereby, but that it would be extremely difficult and impractical to ascertain the extent of compute such damages. Therefore, if for any reason Borrower fails to pay any interest payment due under the Note, or fail to pay any amount due under any of the Loan Documents, other than payment of the principal balance due on the Maturity Date, for a period of fifteen (15) days after the same is required to be paid hereunder or thereunder, Borrower shall pay to Lender immediately, in addition to such delinquent payment, an amount equal to four (4%) of the amount of each delinquent payment ("Past-Due Charge"). However, if the delinquent payment results from the Lender failing to debit Borrower's deposit account in accordance with the provisions contained in the Note, the Past-Due Charge shall be waived by Lender unless the Lender's failure to debit Borrower's account was due to the fact that there were insufficient funds in the Borrower's account. If payment of the principal amount hereof is not made on the Maturity Date, the principal balance due Lender under the Note on such Maturity Date shall bear simple interest after the Maturity Date until paid in full at a per annum rate equal to the lesser of (a) eighteen percent (18%) per annum or (b) the highest interest rate permitted to be charged by Lender, if any such limit is applicable, per annum ("Default Rate"). If a judgement is entered on the Consolidated Indebtedness evidenced by the Note, the judgement shall bear interest at the Default Rate until paid in full. It is the intention of the parties that this provision controls over any contrary provision in Section 55.03, Florida Statutes (1997). Borrower acknowledges that the Past-Due Charge and Default Rate agreed to hereunder represent the reasonable estimate of those damages which would be incurred by Lender and a fair return to Lender for the loss of the use of the funds not timely received by Borrower, on account of a default by Borrower as herein specified, established by Borrower and Lender through good faith consideration of the facts and circumstances surrounding the transaction contemplated under the Note as of the date hereof, but that such Past-Due Charge and Default Rate are in addition to, and not in lieu of, any other right or remedy available to Lender, as specified in the Note or this Agreement. Notwithstanding anything to the contrary contained in this Agreement, if any applicable law prescribes the imposition of a late charge in the amount of the Past-Due Charge herein specified, or limits the Default Rate of interest that may be charged to a rate less than the

Default Rate herein specified, the maximum charge or rate permitted by such law shall be charged by Lender for purposes of this section.

         8. REMEDIES UPON DEFAULT. If an event of default shall occur, Lender shall have all rights, powers and remedies available under each of the Loan Documents as well as all rights and remedies available at law or in equity.

         9. NOTICES. All notices, requests or demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to the other party at the following address:

         Borrower:         Coast Dental Services, Inc.
                           2502 Rocky Point Drive
                           Suite 1000
                           Tampa, Florida 33607
                           Attn: CFO

         With a
         Copy to:          Darrell C. Smith, Esq.
                           Shumaker, Loop & Kendrick
                           101 E. Kennedy Blvd.
                           Suite 2800
                           Tampa, Florida 33602

         Lender: Bank of America, N.A. d/b/a NationsBank, N.A., successor by merger to Barnett Bank, N.A.
                           101 E. Kennedy Boulevard
                           Tampa, Florida 33602
                           Attn. Sadahri Berry, Vice President

or to such other address as any party may designate by written notice to the other party. Each such notice, request and demand shall be deemed given or made as follows:

            A. If sent by mail, upon the earlier of the date of receipt or five
(5) days after deposit in the U.S. Mail, first class postage prepaid;

            B. If sent by any other means, upon delivery.

        10. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Lender immediately upon demand the full amount of all costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Lender's in-house counsel if permitted by applicable law), incurred by Lender in connection with (a) negotiation and preparation of this Agreement and each of the Loan Documents, and (b) all other costs and attorneys' fees incurred by Lender for which Borrower is obligated to reimburse Lender in accordance with the terms of the Loan Documents.

        11. MISCELLANEOUS. Borrower and Lender further covenant and agree as follows, without limiting any requirement of any other Loan Document:

            A. CUMULATIVE RIGHTS AND NO WAIVER. Each and every right granted to Lender under any Loan Document, or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of Lender, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right preclude any other or future exercise thereof or the exercise of any other right. Borrower expressly waives any presentment, demand, protest or other notice of any kind, including but not limited to notice of intent to accelerate and notice of acceleration. No notice to or demand on Borrower in any case shall, of itself, entitle Borrower to any other or future notice or demand in similar or other circumstances.

            B. APPLICABLE LAW. This Loan Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of Florida and applicable United States federal law.

            C. AMENDMENT. No modification, consent, amendment or waiver of any provision of this Loan Agreement, nor consent to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by an officer of Lender, and then shall be effective only in the specified instance and for the purpose for which given. This Loan Agreement is binding upon Borrower, its successors and assigns, and inures to the benefit of Lender, its successors and assigns; however, no assignment or other transfer of Borrower's rights or obligations hereunder shall be made or be effective without Lender's prior written consent, nor shall it relieve Borrower of any obligations hereunder. There is no third party beneficiary of this Loan Agreement.

            D. DOCUMENTS. All documents, certificates and other items required under this Loan Agreement to be executed and/or delivered to Lender shall be in form and content satisfactory to Lender and its counsel.

            E. PARTIAL INVALIDITY. The unenforceability or invalidity of any provision of this Loan Agreement shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of any Loan Document to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

            F. INDEMNIFICATION. Notwithstanding anything to the contrary contained in Section 11G., Borrower shall indemnify, defend and hold Lender and its successors and assigns harmless from and against any and all claims, demands, suits, losses, damages, assessments, fines, penalties, costs or other expenses (including reasonable attorneys' fees and court costs) arising from or in any way related to any of the transactions contemplated hereby, including but not limited to actual or threatened damage to the environment, agency costs of investigation, personal injury or death, or property damage, due to a release or alleged release of Hazardous Materials, arising from Borrower's business operations, any other property owned by Borrower or in the surface or ground water arising from Borrower's business operations, or gaseous emissions arising from Borrower's business operations or any other condition existing or arising from Borrower's business operations resulting from the use or existence of Hazardous Materials, whether such claim proves to be true or false. Borrower further agrees that its indemnity obligations shall include, but are not limited to, liability for damages resulting from the personal injury or death of an employee of the Borrower, regardless of whether the Borrower has paid the employee under the workmen' s compensation laws of any state or other similar federal or state legislation for the protection of employees. The term "property damage" as used in this paragraph includes, but is not limited to, damage to any real or personal property of the Borrower, the Lender, and of any third parties. The Borrower's obligations under this paragraph shall survive the repayment of the Loan and any deed in lieu of foreclosure or foreclosure of any Deed to Secure Debt, Deed of Trust, Security Agreement or Mortgage securing the Loan.

            G. INTEREST. Anything contained herein, the Note, or any other document executed pursuant to this Agreement, notwithstanding, if for any reason the effective rate of interest on any advances shall exceed the minimum lawful rate of interest, the effective rate of interest shall be deemed reduced to and shall be such maximum lawful rate, and any sums of interest which have been collected in excess of such maximum lawful rate shall be applied by Lender as a credit against the unpaid principal amount due thereunder.

            H. STAMPS AND FEES. Borrower shall pay all federal and state stamps or taxes, or other fees and charges, if any, payable or determined to be payable by reason of the execution, delivery or issuance of this Agreement, the Note, or the making of any advance from time to time, whether they be payable upon execution or recurring from time to time, and Borrower agrees to indemnify and hold harmless Lender against any and all liability in respect therefore. Lender agrees to hold the Note outside the State of Florida throughout the term of the loan.

            I. ASSIGNMENT. This Agreement and the right of Borrower to receive Loans hereunder may not be assigned by Borrower.

            J. SURVIVABILITY. All covenants, agreements, representations and warranties made herein or in the other Loan Documents shall survive the making of the Loan and shall continue in full force and effect so long as the Loan is outstanding or the obligation of the Lender to make any advances under the Line shall not have expired.

            K. TIME IS OF THE ESSENCE. Time is of the essence in the performance of this Agreement.

            L. CAPTION HEADINGS. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.

        12. ARBITRATION. ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT OR ANY RELATED INSTRUMENTS, AGREEMENTS OR DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ENDISPUTE OR ANY SUCCESSOR THEREOF ("J.A.M.S."), AND THE "SPECIAL RULES" SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

            A. SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN THE COUNTY OF ANY BORROWER'S DOMICILE AT THE TIME OF THE EXECUTION OF THIS INSTRUMENT, AGREEMENT OR DOCUMENT OR IF THERE IS REAL OR PERSONAL PROPERTY COLLATERAL, IN THE COUNTY WHERE SUCH REAL OR PERSONAL PROPERTY IS LOCATED, AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.

            B. RESERVATION OF RIGHTS. NOTHING IN THIS ARBITRATION PROVISION SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS INSTRUMENT, AGREEMENT OR DOCUMENT; OR (II) BE A WAIVER BY LENDER OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF LENDER HERETO (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT

OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. LENDER MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT. NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

        13. NOTICE OF FINAL AGREEMENT. BY SIGNING THIS DOCUMENT, EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES; (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES; AND (C) THIS WRITTEN LOAN AGREEMENT MAY BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS AND UNDERSTANDINGS BY THE PARTIES.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal by their duly authorized representatives as of the date first above written.

                                "Lender"


                                 BANK OF AMERICA, N.A. d/b/a/ NATIONSBANK, N.A., a national banking association, successor by merger to Barnett Bank, N.A.


                                 By: /s/ Brian Reeves
                                     -------------------------------------------
                                     Brian Reeves,
                                     Senior Vice President


                                 "Borrower"


                                 COAST DENTAL SERVICES, INC..,
                                 a Delaware corporation


                                 By: /s/ Terek Diasti
                                     -------------------------------------------
                                     Terek Diasti,
                                     Chief Executive Officer

                                               (Corporate Seal)

STATE OF GEORGIA
COUNTY OF

Bank of America, N.A d/b/a
NationsBank, N.A.



                         THIRD RENEWAL AND REPLACEMENT
                           REVOLVING PROMISSORY NOTE

Date: Effective as of November 4, 1999      [ ] New  [x] Renewal

Amount $20,000,000.00                            Maturity Date: November 4, 2002


Bank:                                                               Borrower:
Bank of America, N.A. d/b/a NationsBank, N.A., a national banking   COAST DENTAL SERVICES, INC., a Delaware corporation
association, successor by merger to Barnett Bank, N.A.              2502 Rocky Point Drive
101 East Kennedy Blvd. - 5th Floor                                  Suite 1000
Attn. Commercial Banking                                            Tampa, Florida 33607
Tampa, Florida, 33602

FOR VALUE RECEIVED, the undersigned Borrower unconditionally promises to pay to the order of Bank, its successors and assigns, without setoff, at its offices indicated at the beginning of this Note, or at such other place as may be designated by Bank, the principal amount of Twenty Million and 00/100ths Dollars ($20,000,000.00), or so much thereof as has been advanced hereunder, together with interest on the unpaid principal balance from time to time outstanding from the date of each advance of principal, as hereinafter stated.

         This is a Revolving Promissory Note evidencing borrowings up to the principal sum shown above, but notwithstanding such face amount of this Note, the actual indebtedness from time to time evidenced hereby shall be the sum of all advances by Bank to Borrower hereunder, less the aggregate amount of all principal payments made under this Note by Borrower to Bank, it being the intent hereof and the purpose of this Note to provide a revolving line of credit which the Borrower may draw against and which Bank will advance from time to time, at it's sole discretion, and which the Borrower shall repay in whole or in part from time to time as provided hereinafter, provided however, that the total principal amount outstanding hereunder shall not ever exceed the face amount of this Note.

[THIS NOTE CONTAINS SOME PROVISIONS PRECEDED BY BOXES. IF A BOX IS MARKED, THE PROVISION APPLIES TO THIS TRANSACTION; IF IT IS NOT MARKED, THE PROVISION DOES NOT APPLY TO THIS TRANSACTION.]

1. RATE.

[ ] PRIME RATE. The Rate shall be the Prime Rate, plus ______________________ percent, per annum. The "Prime Rate" is the fluctuating rate of interest established by Bank from time to time, at its discretion, whether or not such rate shall be otherwise published. The Prime Rate is established by Bank as an index and may or may not at any time be the best or lowest rate charged by Bank on any loan.

THIS INSTRUMENT WAS MADE, EXECUTED AND DELIVERED OUTSIDE THE STATE OF FLORIDA, AND NO FLORIDA DOCUMENTARY STAMP TAX IS DUE HEREON IN ACCORDANCE WITH F.A.C. 12B-4.053(35)


Bank of America, N.A. d/b/a NationsBank, N.A.
Florida [Commercial]
                                       1

Bank of America, N.A. d/b/a
NationsBank, N.A.


[ ] FIXED RATE. The Rate shall be fixed at _______ percent per annum.

[X] LIBOR RATE. The interest rate on this Note is subject to change from time to time based on the Libor Rate for each Interest Period plus the applicable Margin Percentage (hereinafter defined). The Libor Rate for each Interest Period shall mean the offered rate for deposits in United States dollars in the London Interbank market for a one month period which appears on the Telerate Screen Page 3750 as of 11:00 a.m. (London time) on the day that is two London Banking days (as defined herein) preceding the first Banking Business Day (as defined herein) of the Interest Period. If at least two such offered rates appear on the Telerate Screen Page 3750, the rater will be the arithmetic mean of such offered rates. The Bank may, in its discretion, use any other publicly available index or reference rate showing rates offered for United States dollar deposits in the London Interbank market as of the applicable date. In addition a, the Bank may, in its discretion, use rater quotations for daily or annual periods in lieu of quotations for substantially equivalent monthly periods.

         The applicable Margin Percentage shall be defined as follows:

         (i). If the Consolidated Funded Debt to Consolidated EBITDA Ratio (hereinafter defined) is less than 1:1, then the Margin Percentage shall be one and twenty five one-hundredths percent (1.25%);

         (ii). If the Consolidated Funded Debt to Consolidated EBITDA Ratio is equal to or greater than 1:1, but less than 1.50:1, then the Margin Percentage shall be one and fifty one-hundredths percent (1.50%); and

         (iii). If the Consolidated Funded Debt to Consolidated EBITDA Ratio is equal to or greater than 1.50:1, but less than 2.75:1, then the Margin Percentage shall be one and seventy-five one hundredths percent (1.75%).

"BUSINESS BANKING DAY" shall mean each day other than a Saturday, a Sunday or any holiday on which commercial banks in Jacksonville, Florida are closed for business.

"CONSOLIDATED FUNDED DEBT TO CONSOLIDATED EBITDA RATIO" shall mean a ratio which is equal to Borrower's funded debt divided by CONSOLIDATED EBITDA (as defined in Section 5(A)(ii) of the Amended and Restated Loan Agreement of even date herewith, i.e. net income plus interest expense plus tax expense plus depreciation expense plus amortization expense and measured on a rolling four quarter basis.) Consolidated EBITDA shall exclude any nonrecurring or extraordinary cash or noncash income.

"INTEREST PERIOD" shall mean each period commencing on each Interest Rate Adjustment Date and ending on the next Interest Rate Adjustment Date.

"INTEREST RATE ADJUSTMENT DATE" shall mean (a) the 4th day of November, 1999 and the 4th day of each month thereafter with respect to the Libor Rate and (b) the 45th day following the end of the Borrower's fiscal quarter as described in
Section 5(b) of the Loan Agreement (as hereinafter defined) with respect to the Margin Percentage

"LONDON BANKING DAY" shall mean each day other than a Saturday, a Sunday or any holiday on which commercial banks in London, England are closed for business.


Bank of America, N.A. d/b/a NationsBank, N.A.
Florida [Commercial]

Bank of America, N.A. d/b/a
NationsBank, N.A.

Notwithstanding any provision of this Note, Bank does not intend to charge and Borrower shall not be required to pay any amount of interest or other charges in excess of the maximum permitted by the applicable law of the State of Florida. Any payment in excess of such maximum shall be refunded to Borrower or credited against principal, at the option of Bank.

2. ACCRUAL METHOD. Unless otherwise indicated, interest at the Rate set forth above will be calculated by the 365/360 day method (a daily amount of interest is computed for a hypothetical year of 360 days; that amount is multiplied by the actual number of days for which any principal is outstanding hereunder).

3. RATE CHANGE DATE. Any Rate based on a fluctuating index or base rate will change, unless otherwise provided, each time and as of the date that the index or base rate changes. If the Rate is to change on any other date or at any other interval, the change shall be the 4th day of each month. In the event any index is discontinued, Bank shall substitute an index determined by Bank to be comparable, in its sole discretion.

4. PAYMENT SCHEDULE. All payments received hereunder shall be applied first to the payment of any expense or charges payable hereunder or under any other loan documents executed in connection with this Note, then to interest due and payable, with the balance applied to principal, or in such other order as Bank shall determine at its option.

       [X] MONTHLY INTEREST PAYMENTS. Commencing on the 4th day of December, 1999, and continuing on the 4th day of each month thereafter through the Maturity Date, Borrower shall pay all accrued interest at the LIBOR Rate set forth above.

       [X] BALLOON PAYMENT. Notwithstanding anything to the contrary herein, the entire unpaid outstanding principal balance, together with any accrued interest, shall be due and payable November 4, 2002 (the "Maturity Date").

[ ] PRINCIPAL PLUS ACCRUED INTEREST PAYMENTS. Commencing on ______________, and continuing on the same day of each month thereafter through and including the Maturity Date, Borrower shall pay to Bank a principal payment in the amount of ___________________, plus all accrued interest; with a final payment of all unpaid principal and accrued interest due on ____________________.

[ ] FIXED PRINCIPAL AND INTEREST. Principal and interest shall be paid in consecutive equal installments of $______ payable [ ] monthly, [_] quarterly or [_] , commencing on ________, and continuing on the [x] same day, [_] last day of each successive month, quarter or other period (as applicable) thereafter, with a final payment of all unpaid principal and interest due thereon on ________. If, on any payment date, accrued interest exceeds the installment amount set forth above, Borrower will also pay such excess as and when billed.

[_] SINGLE PRINCIPAL PAYMENT. Principal shall be paid in full in a single payment on ____________________, 19_______. Interest thereon shall be paid [_] at maturity, or else [_] monthly, [_] quarterly or [_] __________________, commencing on ___________, 19__, and continuing on the [_] same day, [_] last day of each successive month, quarter or other period (as applicable) thereafter, with a final payment of all unpaid interest at the stated maturity of this Note.


Bank of America, N.A. d/b/a NationsBank, N.A.
Florida [Commercial]

Bank of America, N.A. d/b/a
NationsBank, N.A.

[ ] OTHER. _____________________________________________________

5. AUTOMATIC PAYMENT.

[X] Borrower has elected to authorize Bank to effect payment of sums due under this Note by means of debiting Borrower's account number _____________________ __________. This authorization shall not affect the obligation of Borrower to pay such sums when due, without notice, if there are insufficient funds in such account to make such payment in full on the due date thereof, or if Bank fails to debit the account.

6. WAIVERS, CONSENTS AND COVENANTS. Borrower, (the "Obligor"): (a) waives presentment, demand, protest, notice of demand, notice of intent to accelerate, notice of acceleration of maturity, notice of protest, notice of nonpayment, notice of dishonor, and any other notice required to be given under the law to Obligor in connection with the delivery, acceptance, performance, default or enforcement of this Note; (b) consents to all delays, extensions, renewals or other modifications of this Note, or waivers of any term hereof or the failure to act on the part of Bank, or any indulgence shown by Bank (without notice to or further assent from Obligor), and agrees that no such action, failure to act or failure to exercise any right or remedy by Bank shall in any way affect or impair the obligations of Obligor or be construed as a waiver by Bank of, or otherwise affect, any of Bank's rights under this Note; and (c) agrees to pay, on demand, all costs and expenses of collection or defense of this Note, including, without limitation, reasonable attorney's and paralegal's fees, including fees related to any suit, mediation or arbitration proceeding, out of court payment agreement, trial, appeal, bankruptcy proceedings or other proceeding, in such amount as may be determined reasonable by any arbitrator or court, whichever is applicable.

7. INDEMNIFICATION. Obligor agrees to promptly pay, indemnify and hold Bank harmless from all State and Federal taxes of any kind and other liabilities with respect to or resulting from the execution and/or delivery of this Note or any advances made pursuant to this Note.

8. PREPAYMENT. Borrower shall have the right, provided that it is not in default under this Note, to prepay the principal balance of this Note, in whole or in part, at any time, upon payment of all interest and other sums then due and payable pursuant to the provisions of this Note. If this Note is satisfied as of any LIBOR Roll-Over Date, or if the Prime Rate is then in effect, no prepayment premium shall be payable with respect to any portion of the principal balance of this Note. However, if the LIBOR Rate is in effect and the prepayment is not effected on a LIBOR Roll-Over Date, then Bank may require, in its sole discretion, that Borrower pay to Bank contemporaneously with any such prepayment of this Note, a sum equal to the amount of the prepayment multiplied by a per annum interest rate equal to the difference between the LIBOR Rate applicable thereto, and the 360 day equivalent interest yield (hereinafter call the "REINVESTMENT RATE") on any United States Treasury obligations selected by Bank in an aggregate amount approximately equal to the outstanding principal balance of this Note, and with a maturity comparable to the LIBOR Roll-Over Date applicable thereto calculated over a period of time from the date of prepayment to and including such LIBOR Roll-Over Date. If the LIBOR Rate being prepaid is equal or less than the Reinvestment Rate, no prepayment premium shall be due. Any payment of the principal balance of this Note after acceleration of the maturity date of this Note, or the commencement of any proceedings to enforce this Note or the Loan Agreement, shall be deemed a voluntary prepayment for the purposes of this paragraph shall be payable with respect thereto based upon the LIBOR Rate applicable to this Note immediately prior to such default and acceleration. Bank shall certify to Borrower the amount and basis of determination of such prepayment premium, it being agreed that (i) the calculation of such prepayment premium may be based on any United States Treasury obligations selected by Bank in its sole discretion and (ii) Bank shall not be obligated or required to have

Bank of America, N.A. d/b/a NationsBank, N.A.
Florida [Commercial]
                                       4

Bank of America, N.A. d/b/a
NationsBank, N.A.

actually reinvested the prepaid principal balance of this Note in any such United States Treasury obligations as a condition precedent to receiving a prepayment premium calculated as aforesaid. Borrower shall, upon receipt of such certification and contemporaneously with any such prepayment of the principal balance of this Note, remit to Bank the prepayment premium, if any, due in connection therewith as calculated pursuant to the provisions of this paragraph. Bank shall not be obligated to accept any prepayment of the principal balance of this Note unless it is accompanied by the prepayment premium, if any, due in connection therewith as calculated pursuant to the provisions of this paragraph.

9. DELINQUENCY CHARGE. To the extent permitted by law, a delinquency charge shall be imposed in an amount not to exceed four percent (4%) of the unpaid portion of any payment that is more than fifteen days late.

10. CROSS DEFAULT. A default under this Note shall be and constitute a default under any and all other notes or other evidence of indebtedness and any instruments of security in which Borrower is liable and of which the Bank is the holder. A default under any and all other note(s) or other evidence of indebtedness or any instruments of security in which Borrower is liable and of which Bank is the holder shall also constitute a default under this Note.

11. EVENTS OF DEFAULT. The following are events of default hereunder: (a) the failure to pay or perform any obligation, liability or indebtedness of Obligor to Bank, under this Note; (b) the resignation or withdrawal of Mr. Terek Diatsi from his current position with Borrower, or a change in his status as an active participant in the day to day operations of Borrower, as determined by Bank in its sole discretion; (c) the commencement of a proceeding against Obligor for dissolution or liquidation, the voluntary or involuntary termination or dissolution of Obligor; or (d) the merger or consolidation of Obligor with or into another entity where Obligor is not the survivor; (e) the insolvency of, the business failure of, the appointment of a custodian, trustee, liquidator or receiver for or for any of the property of, the assignment for the benefit of creditors by, or the filing of a petition under bankruptcy, insolvency or debtor's relief law or the filing of a petition for any adjustment of indebtedness, composition or extension by or against Obligor; (f) the determination by Bank that any material representation or warranty made to Bank by Obligor in any Loan Documents or otherwise is or was, when it was made, untrue in any material respect or materially misleading; (g) the failure of Obligor to timely deliver such financial statements, including tax returns, other statements of condition or other information, as Bank shall request from time to time; (h) the entry of a judgment against Obligor in excess of $500,000.00; (i) the seizure or forfeiture of, or the issuance of any writ of possession, garnishment or attachment, or any turnover order for any property of Obligor in excess of $100,000.00; (j) the determination by Bank that a material adverse change has occurred in the financial condition of Obligor; or
(k) the failure of Borrower's business to comply in any material respect with any law or regulation controlling its operation.

12. REMEDIES UPON DEFAULT. Whenever there is a default under this Note (a) the entire balance outstanding hereunder shall, at the option of Bank, become immediately due and payable and any obligation of Bank to permit further borrowing under this Note shall immediately cease and terminate, and/or (b) to the extent permitted by law, the Rate of interest on the unpaid principal shall be increased at Bank's discretion up to the maximum rate allowed by law (the "Default Rate"). The provisions herein for a Default Rate shall not be deemed to extend the time for any payment hereunder or to constitute a "grace period" giving Obligor a right to cure any default. At Bank's option, any accrued and unpaid interest, fees or charges may, for purposes of computing and accruing interest on a daily basis after the due date of the Note or any installment thereof, be deemed to be a part of the


Bank of America, N.A. d/b/a NationsBank, N.A.
Florida [Commercial]

Bank of America, N.A. d/b/a
NationsBank, N.A.

principal balance, and interest shall accrue on a daily compounded basis after such date at the Default Rate provided in this Note until the entire outstanding balance of principal and interest is paid in full. Upon a default under this Note, Bank is hereby authorized at any time, at its option and without notice or demand, to set off and charge against any deposit accounts of any Obligor (as well as any money, instruments, securities, documents, chattel paper, credits, claims, demands, income and any other property, rights and interests of any Obligor), which at any time shall come into the possession or custody or under the control of Bank or any of its agents, affiliates or correspondents, any and all obligations due hereunder. Additionally, Bank shall have all rights and remedies available under each of the Loan Documents, as well as all rights and remedies available at law or in equity. Any judgment rendered on this Note shall bear interest at the highest rate of interest permitted pursuant to Chapter 687, Florida Statutes.

13. NON-WAIVER. The failure at any time of Bank to exercise any of its options or any other rights hereunder shall not constitute a waiver thereof, nor shall it be a bar to the exercise of any of its options or rights at a later date. All rights and remedies of Bank shall be cumulative and may be pursued singly, successively or together, at the option of Bank. The acceptance by Bank of any partial payment shall not constitute a waiver of any default or of any of Bank's rights under this Note. No waiver of any of its rights hereunder, and no modification or amendment of this Note, shall be deemed to be made by Bank unless the same shall be in writing, duly signed on behalf of Bank; each such waiver shall apply only with respect to the specific instance involved, and shall in no way impair the rights of Bank or the obligations of Obligor to Bank in any other respect at any other time.

14. APPLICABLE LAW, VENUE AND JURISDICTION. This Note and the rights and obligations of Borrower and Bank shall be governed by and interpreted in accordance with the law of the State of Florida. In any litigation in connection with or to enforce this Note, Obligor irrevocably consents to and confers personal jurisdiction on the courts of the State of Florida or the United States located within the State of Florida and expressly waive any objections as to venue in any such courts. Nothing contained herein shall, however, prevent Bank from bringing any action or exercising any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available under applicable law. The interest rate charged on this
Note is authorized by Chapter 655, Florida Statutes and Section 687.12, Florida Statutes.

15. PARTIAL INVALIDITY. The unenforceability or invalidity of any provision of this Note shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of this Note or of the Loan Documents to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

16. BINDING EFFECT. This Note shall be binding upon and inure to the benefit of Borrower and Bank and their respective successors, assigns, heirs and personal representatives, provided, however, that no obligations of Borrower hereunder can be assigned without prior written consent of Bank.

17. CONTROLLING DOCUMENT. To the extent that this Note conflicts with or is in any way incompatible with any other document related specifically to the loan evidenced by this Note, this Note shall control over any other such document, and if this Note does not address an issue, then each other such document shall control to the extent that it deals most specifically with an issue.

18. SECURITY. This Note is secured by a certain Amended and Restated Loan Agreement, executed on even date herewith by Borrower and Bank, which instrument (the "Loan Agreement"), together with the other loan documents executed in connection with the Note are sometimes herein collectively referred to as the "Loan Documents".


Bank of America, N.A. d/b/a NationsBank, N.A.
Florida [Commercial]

Bank of America, N.A. d/b/a
NationsBank, N.A.

19. INCREASE AND REPLACEMENT. This Note constitutes an increased revolving credit availability of $5,000,000.00 to the Borrower (for a total of $20,000,000.00) and increases, replaces and supersedes that certain Second Renewal and Replacement Revolving Promissory Note executed by Borrower in favor of Barnett Bank, N.A. dated November 24, 1997 in the original principal amount of $15,000,000.00 and that certain First Renewal and Replacement Revolving Promissory Note executed by Borrower in favor of Barnett Bank, N.A., dated March 7, 1997, in the original principal amount of $5,000,000.00.

20. COMPLIANCE AGREEMENT. For and in consideration of the funding or renewal of this loan by Bank, the Borrower hereby agrees to cooperate or re-execute any and all loan documentation deemed necessary or desirable in Bank's discretion, in order to correct or to adjust for any clerical errors or omissions contained in any document executed in connection with this loan.

21. ARBITRATION. ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT OR ANY RELATED INSTRUMENTS, AGREEMENTS OR DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ENDISPUTE OR ANY SUCCESSOR THEREOF ("J.A.M.S."), AND THE "SPECIAL RULES" SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

         A. SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN THE COUNTY OF BORROWER'S DOMICILE AT THE TIME OF THE EXECUTION OF THIS INSTRUMENT, AGREEMENT OR DOCUMENT, OR IF THERE IS REAL PROPERTY COLLATERAL, IN THE COUNTY WHERE SUCH REAL OR PERSONAL PROPERTY IS LOCATED, AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.

         B. RESERVATION OF RIGHTS. NOTHING IN THIS ARBITRATION PROVISION SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS INSTRUMENT, AGREEMENT OR DOCUMENT; OR (II) BE A WAIVER BY BANK OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF BANK HERETO (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR


Bank of America, N.A. d/b/a NationsBank, N.A.
Florida [Commercial]

Bank of America, N.A. d/b/a
NationsBank, N.A.

PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. BANK MAY FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT. NEITHER THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

22. YEAR 2000 REPRESENTATIONS AND WARRANTIES. (1) Borrower has (i) begun analyzing the operations of Borrower and its subsidiaries and affiliates that could be adversely affected by failure to become Year 2000 compliant (that is, that computed applications, embedded microchips and other systems will be able to perform date-sensitive functions prior to and after December 31, 1999); and
(ii) developed a plan for becoming Year 2000 compliant in a timely manner, the implementation of which is on schedule in all material respects. Borrower reasonably believed that it will become Year 2000 compliant for its operations and those of its subsidiaries and affiliates on a timely basis except to the extent that a failure to do so could not reasonably be expected to have a material adverse effect upon the financial condition of Borrower. (2) Borrower reasonably believes any suppliers and vendors that are material to the operations of Borrower or its subsidiaries and affiliates will be Year 200 compliant for their own computer applications except to the extent that a failure to do so could reasonably be expected to have a material effect upon the financial condition of Borrower. (3) Borrower will promptly notify Bank in the event Borrower determines that any computer application which is material to the operations of Borrower, its subsidiaries or any of its material vendors or suppliers will not be fully Year 2000 compliant on a timely basis, except to the extent that such failure could not reasonably be expected to have a material adverse effect upon the financial condition of Borrower.

         BORROWER REPRESENTS TO BANK THAT THE PROCEEDS OF THIS LOAN ARE TO BE USED PRIMARILY FOR BUSINESS, COMMERCIAL OR AGRICULTURAL PURPOSES. BORROWER ACKNOWLEDGES HAVING READ AND UNDERSTOOD, AND AGREES TO BE BOUND BY, ALL TERMS AND CONDITIONS OF THIS NOTE AND HEREBY EXECUTES THIS NOTE UNDER SEAL AS OF THE DATE HERE ABOVE WRITTEN.

NOTICE OF FINAL AGREEMENT. THIS WRITTEN PROMISSORY NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

EXECUTION DATE:  Effective as of November 4, 1999.


                                   COAST DENTAL SERVICES, INC.,
                                   a Delaware corporation


                                   By: /s/ Terek Diasti
                                      ------------------------------------------
                                           Terek Diasti,
                                           Chief Executive Officer


                                                   (Corporate Seal)


STATE OF GEORGIA
COUNTY OF _____________

Bank of America, N.A. d/b/a NationsBank, N.A.
Florida [Commercial}
                                       8

Bank of America, N.A. d/b/a
NationsBank, N.A.

         The foregoing instrument was acknowledged before me this ___ day of November, 1999, by Terek Diasti, as Chief Executive Officer of COAST DENTAL SERVICES, INC., a Delaware corporation, on behalf of the corporation. He is personally known to me -- OR has produced __________________________________ --
as identification.

                                            ___________________________________
                                            Notary Public

(NOTARY SEAL)                               ___________________________________
                                            (Type, Stamp or Print Name)

                                            My commission expires:

Bank of America, N.A. d/b/a NationsBank, N.A.
Florida [Commercial]

                              FINANCIAL COVENANTS


Borrower:  Coast Dental Services, Inc.         Lender:  Bank of America, N.A.
                   a Delaware corporation               d/b/a NationsBank, N.A., a national
                   2502 Rocky Point Drive               banking association, successor by merger to
                   Suite 1000                           Barnett Bank, N.A.
                   Tampa, Florida  33607                P.O. Box 40329
                                                        Jacksonville, Florida  32203-0329

This FINANCIAL COVENANTS attached to and by this reference is made a part of the Third Renewal and Replacement Revolving Promissory Note dated of even date herewith, and executed in connection with a loan between Lender and Borrower.

COMPLIANCE WITH LOAN DOCUMENTS. Borrower acknowledges that its timely and complete compliance with all of the terms and conditions contained in the documents evidencing and securing the loan obligation is material consideration for the loan. Borrower's failure to timely and completely comply with each and every term and condition contained in the documents evidencing and securing the loan is, at Lender's option, an event of default under the loan. In addition to all other rights and remedies Lender has, Lender may, in its sole discretion, elect to waive such default or to forbear to exercise its rights and remedies for such default and may charge Borrower a fee for agreeing to do so.

FINANCIAL STATEMENT. Borrower acknowledges and agrees that Lender's ability to monitor and evaluate the status of the loan is dependent upon Borrower timely providing financial information required therein. In addition to all other rights and remedies Lender has, should Borrower fail to timely provide the financial information, including declaring the loan to be in default, Lender may charge Borrower a late fee of up to 10 basis points (.1%) of the outstanding principal balance or committed loan amount, whichever is greater, not to be less than $500.00. The charging and/or payment of the fee is not a waiver of the Borrower's continuing obligation to provide the required financial information.

THIS FINANCIAL COVENANT IS EXECUTED ON November 4, 1999.

BORROWER:


Coast Dental Services, Inc., a Delaware corporation


By: /s/ Terek Diasti
    -----------------------------------------
        Terek Diasti,
        Chief Executive Officer


LENDER:


Bank of America, N.A. d/b/a NationsBank, N.A., a national baking association, successor by merger to Barnett Bank, N.A.


By: /s/ Brian Reeves
    -----------------------------------------
        Brian Reeves,
        Senior Vice President